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[STATE STREET RESEARCH LOGO]


FOR IMMEDIATE RELEASE                               Contact:    Robyn Tice
---------------------                                           617-357-1133
                                                                rtice@ssrm.com

                 STATE STREET RESEARCH REACHES SETTLEMENT WITH
               NASD RELATING TO SUPERVISION OF EXCESSIVE TRADING

        Boston, Mass., February 19, 2004 - State Street Research Investment Services, Inc. (SSRIS), the broker-dealer subsidiary of State Street Research & Management Company, has entered into a settlement with the NASD resolving all outstanding issues relating to an investigation by the NASD of SSRIS's policies and procedures with respect to limits on exchanges of mutual fund shares and frequent trading in the State Street Research Funds. SSRIS, without admitting or denying the allegations, agreed to the entry by NASD of certain findings with respect to inadequacies in e-mail retention policies and in supervisory procedures and systems relating to the handling of frequent mutual fund trades.

     SSRIS has agreed to pay a fine in the amount of $1 million. In addition, SSRIS will compensate affected State Street Research Funds in the amount of approximately $530,000 for losses attributable to trading activity by brokerage firms and their customers in excess of applicable limits.

     State Street Research & Management Company, a subsidiary of MetLife, Inc. (NYSE:MET), is one of the nation's first investment management organizations. The firm actively manages stock, bond and balanced portfolios for both institutional and individual investors. As of January 31, 2004, assets under management totaled $43.8 billion, of which $26.5 billion represented institutional accounts, $9.5 billion represented retail mutual funds, and $7.8 billion represented sub-advisory relationships.

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